Exhibit 10.1

RADIAN GROUP INC.

BENEFIT RESTORATION PLAN

WHEREAS, Radian Group Inc. (Radian) and its subsidiaries established the Radian Group Inc. Benefit Restoration Plan effective on January 1, 2007 (the Original Plan); and

WHEREAS, Radian and its subsidiaries desire to amend and restate the Original Plan for the purpose of amending certain terms of the Original Plan, and to adopt the terms of this Plan as the complete expression of their covenants, agreements, and undertakings with respect to the Plan, thereby superseding the Original Plan in its entirety.

NOW, THEREFORE, this Radian Group Inc. Benefit Restoration Plan is adopted, on the following terms and conditions:

ARTICLE I: INTRODUCTION

1.1 Purpose. Radian and its subsidiaries (collectively with Radian, the Employer) have established this Radian Group Inc. Benefit Restoration Plan (the Plan) to (a) amend and restate in its entirety the Original Plan, and (b) attract and retain key employees by providing additional retirement benefits to employees whose benefits under the Radian Group Inc. Savings Incentive Plan (the Savings Plan) are limited by reason of Section 401(a)(17) of the Internal Revenue Code of 1986, as amended (the Code).

1.2 Legal status. The Plan shall be maintained primarily to provide deferred compensation for a select group of highly-compensated employees within the meaning of Sections 201(2), 301(a)(3), and 401(a)(1) of Title I of the Employee Retirement Income Security Act of 1974, as amended (ERISA). The Employer intends the Plan to be unfunded for purposes of ERISA and the Code and to satisfy the requirements of Code Section 409A. Plan provisions shall be interpreted consistent with this intent.

1.3 Effective date. The Plan shall take effect on January 1, 2007.

ARTICLE II: ADMINISTRATION

2.1 Plan administrator. The Compensation and Human Resources Committee of Radian’s Board of Directors shall administer the Plan (the Administrator). The Administrator may appoint one or more delegates to discharge any or all of its responsibilities under the Plan. The Administrator and its delegates shall have all of the discretionary authority, rights, and duties that are necessary or appropriate for the proper administration of the Plan and may retain and rely upon financial, accounting, and legal advisors, as they see fit. The decisions of the Administrator and its delegates, including (but not limited to) interpretations and determinations of amounts due under the Plan, shall be final and binding on all parties. To the extent the law allows, the Administrator and its delegates shall incur no liabilities with respect to the administration of the Plan.

2.2 Plan Year. The Plan Year shall be the calendar year.

ARTICLE III: ELIGIBILITY

3.1 Plan participation. An employee shall be a participant in the Plan (Participant) in each Plan Year in which his or her Compensation exceeds the limit on compensation under Code Section 401(a)(17) ($225,000 for 2007). For purposes of this Plan, Compensation means a Participant’s base salary, bonus, and commission income that is paid in the Plan Year, the sum of which does not exceed the greatest of (i) the Participant’s base salary plus the Participant’s bonus up to (but not exceeding) 25% of his or her base salary, (ii) the Participant’s base salary plus the Participant’s commission income up to (but not exceeding) 25% of his or her base salary, or (iii) 75% of the sum of the Participant’s base salary and commission income. For purposes of this Plan, commission income shall include quarterly Management-Based Objectives. A Participant shall remain a Participant as long as he or she has an account balance in the Plan.

ARTICLE IV: ACCOUNTS

4.1 Establishment of accounts. The Administrator shall establish a bookkeeping account for each Participant to which the contributions described in Article V will be credited and sub-accounts to keep track of the Participant’s matching contributions (Matching Contribution Sub-Account), discretionary contributions (Discretionary Contribution Sub-Account), transition credits (Transition Credit Sub-Account), and SERP-related benefits (SERP Sub-Account). The accounts and sub-accounts shall be adjusted daily to reflect distributions and any income, gains, and losses.

4.2 Investment credits. The Administrator shall offer Participants a choice of a Radian Common Stock fund and two or more mutual funds in which their account balances will be deemed to be invested. The Administrator may add to, eliminate, or modify these hypothetical investment options from time to time. Participants’ accounts shall be valued and Participants may reallocate their account balances among the funds on a daily basis, subject, with respect to investments in the Radian Common Stock fund, to the Participants’ compliance with Radian’s insider trading policy. Until the hypothetical investment options are made available, the Plan shall credit Participants’ account balances with interest at an annual rate of 4.73%.

ARTICLE V: CONTRIBUTIONS

5.1 Matching contributions. For each Plan Year, the Employer shall contribute to each Participant’s Matching Contribution Sub-Account an amount equal to 6% of the Participant’s Eligible Compensation that is paid in the Plan Year. For purposes of this Plan, Eligible Compensation shall be defined as (i) the Participant’s Compensation as defined in Section 3.1 above, minus (ii) the Participant’s “Compensation” as such term is defined in Section 1.13(a) of the Savings Plan, as limited by Section 1.13(d) thereof (or any successor definition).

5.2 Discretionary contributions. The Employer may, but is not obligated to, make discretionary contributions to the Plan for any Plan Year. Such contributions, if made, shall be allocated to each Participant’s Discretionary Contribution Sub-Account and may, at the Employer’s option, be either (i) a flat dollar amount, which shall be the same for each Participant or (ii) a percentage of Eligible Compensation.

A Participant shall be eligible to share in a discretionary contribution if he or she performs at least 1,000 hours of service in, and is employed on the last day of, the Plan Year to which the discretionary contribution relates. A Participant shall be deemed employed on the last day of a Plan Year if he or she is on Family and Medical Leave Act or military leave and returns to work within the time prescribed by law. A Participant shall be deemed eligible to share in a discretionary contribution for a Plan Year if he or she dies, suffers a disability (as defined in Radian’s long-term disability plan) or retires on or after his or her early or normal retirement date during the Plan Year.

For purposes of this Section 5.2, a Participant’s early retirement is the date he or she attains age 55 and completes at least 6 years of service with the Employer and a Participant’s normal retirement date is the first day of the month coincident with or next following the date on which the Participant attains age 65. For purposes of this Plan, a year of service is any year in which the Participant performs at least 1,000 hours of service for the Employer, including years before the effective date of the Plan.

Anything to the contrary notwithstanding, the Employer may, in its sole discretion, award discretionary contributions to Participants who have not otherwise met the requirements for such contributions under this Section 5.2.

5.3 Transition credits. The Employer shall contribute a percentage of a Participant’s Eligible Compensation to the Transition Credit Sub-Account of each Participant who is eligible for transition credits under the Savings Plan for a Plan Year. The contribution shall be subject to the same terms and conditions, including (but not limited to) the same contribution percentage, as the Participant’s Savings Plan transition credits.

5.4 SERP-related benefits. The Employer shall establish a SERP Sub-Account for each employee who was a participant in the Radian Group Inc. Supplemental Executive Retirement Plan (SERP) on December 31, 2006. The Employer shall contribute to the SERP Sub-Account an amount equal to the present value of the employee’s SERP benefits, determined as of December 31, 2006, using reasonable actuarial assumptions. The Employer’s contribution shall include the present value of any special SERP benefits that are provided for in any employment or other agreement between the Employer and an employee.

ARTICLE VI: VESTING

6.1 Vesting. Contributions to a Participant’s Matching Contribution Sub-Account and Transition Credit Sub-Account, and any income and gains attributable to the contributions, shall be immediately 100% vested. Contributions to a Participant’s Discretionary Contribution Sub-Account, and any income and gains attributable to the contributions, shall become 100% vested when the Participant completes 3 years of service with the Employer, dies, or suffers a disability (as defined in Radian’s long-term disability plan) or when the Employer experiences a Change in Control (as defined below). Contributions to a Participant’s SERP Sub-Account, and any income and gains attributable to the contributions, shall become 100% vested when the Participant completes 10 years of service with the Employer, dies, or suffers a disability (as defined in Radian’s long-term disability plan).

For purposes of this Plan, a Change in Control shall be deemed to have taken place if (i) any Person (except for an employee or his or her family, the Employer, or any employee benefit plan of the Employer or of any Affiliate, or any Person or entity organized, appointed or established by the Employer for or pursuant to the terms of any such employee benefit plan), together with all Affiliates and Associates of such Persons shall become the Beneficial Owner in the aggregate of 20% or more of the shares of the Employer then outstanding and entitled to vote for directors generally, (ii) any Person (except an employee and his or her family), together with all Affiliates and Associates of such Person, purchases substantially all of the assets of the Employer, or (iii) during any 24-month period, individuals who at the beginning of such period constituted Radian’s Board of Directors cease for any reason to constitute a majority thereof, unless the election, or the nomination for election by Radian’s stockholders, of at least 75% of the directors who were not directors at the beginning of such period was approved by a vote of at least 75% of the directors in office at the time of such election or nomination who were directors at the beginning of such period. For purposes of this definition, the terms “Affiliate”, “Associate” and “Beneficial Owner” shall have the respective meanings ascribed to such terms under the Securities Exchange Act of 1934 (the Act) and the rules and regulations under the Act; and the term “Person” shall mean any individual firm, corporation, partnership or other entity.

6.2 Forfeitures. A Participant who separates from the Employer’s service for reasons other than death or disability (as defined in Radian’s long-term disability plan) shall forfeit any unvested balance in his or her Discretionary Contribution and SERP Sub-Accounts. In addition, a Participant shall forfeit all benefits under the Plan, including all existing account balances, regardless of whether they are vested, if the Employer terminates his or her employment for acts that constitute embezzlement of funds, gross negligence or deliberate misconduct, or for acts or omissions involving moral turpitude, breach of a material provision of any agreement between the Participant and the Employer, or violation of any material written policy of the Employer.

ARTICLE VII: PAYMENT OF BENEFITS

7.1 Separation from Service in 2007. This Section 7.1 shall apply only to Participants who Separate from Service in 2007. Such a Participant’s benefits shall be paid in cash and, at the Participant’s election, in either a single lump sum or up to 15 annual installments. Payment of the Participant’s benefit shall commence on the day on which the Participant Separates from Service, or as soon as administratively feasible (but in no event later than 30 days) thereafter. If the benefit is payable in annual installments, the second and subsequent installments shall be paid each year on the anniversary date of the first installment. Each year’s installment shall be determined by dividing the Participant’s current account balance by the number of remaining installments.

A Participant shall elect the form of his or her benefit before the beginning of the Plan Year in which he or she first becomes eligible to participate in the Plan or, to the extent Code Section 409A permits, within 30 days after he or she first becomes eligible to participate in the Plan. The election shall be in writing on a form provided by the Employer. If a Participant fails to make a timely election, his or her benefit shall be paid in a single lump sum. Notwithstanding a Participant’s payment election, the Participant’s benefit shall be paid in a single lump sum if the value of the Participant’s account balance is less than $10,000 (adjusted for annual increases in the Consumer Price Index following the effective date of this Plan and rounded to the nearest $1,000) on the date of his or her Separation from Service.

7.2 Separation from Service after 2007. This Section 7.2 shall apply to Participants who Separate from Service on or after January 1, 2008. Such a Participant’s benefit shall be paid in cash in a single lump sum on the day on which the Participant Separates from Service, or as soon as administratively feasible (but in no event later than 30 days) thereafter.

7.3 Specified employees. Notwithstanding Sections 7.1 and 7.2, the benefits of a Specified Employee who Separates from Service for a reason other than death shall commence on the first day of the seventh month following the month in which the separation occurs, or as soon as administratively feasible (but in no event later than 30 days) thereafter. If the benefit is payable in annual installments, the second and subsequent installments shall be paid each year on the anniversary date of the first installment.

For purposes of this Plan, a Specified Employee means an individual who satisfies the definition of “specified employee” under Code Section 409A at any time during the applicable look-back year. If an individual’s Separation from Service occurs on or after April 1 of a Plan Year, the applicable look-back year is the preceding Plan Year. If an individual’s Separation from Service occurs between January 1 and March 31, inclusive, the applicable look-back year is the second Plan Year preceding the Plan Year of separation. An individual’s status as a Specified Employee shall be determined in a manner consistent with Code Section 409A.

7.4 Definition of Separation from Service. For purposes of this Plan, a Participant has a Separation from Service when the Participant ceases to be employed by the Employer as a result of the Participant’s death, retirement, or other termination of employment. Whether a Separation from Service has occurred shall be based on all of the relevant facts and circumstances as set forth in IRS Reg 1.409A-1(h)(1)(ii). Provided, however, that a Participant’s employment relationship shall be treated as continuing while he or she is on military leave, sick leave, or other bona fide leave of absence, if (i) the period of such leave does not exceed six months or, if longer, so long as the Participant’s right to reemployment with the Employer is provided by statute or contract and (ii) there is a reasonable expectation that the employee will return to perform services for the Employer. If the period of leave exceeds six months and the Participant’s right to reemployment is not provided by statute or contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period.

Anything to the contrary notwithstanding, a 29-month period shall be substituted for the six-month period in the event a Participant’s leave of absence is due to a medically-determinable mental or physical impairment that can be expected to result in death or last for a continuous period of at least six months and that causes the Participant to be unable to perform the duties of his or her position or any substantially-similar position.

7.5 Death benefits. A Participant shall designate the beneficiary (or beneficiaries) who shall receive benefits payable upon the Participant’s death and may change or revoke the designation without the consent of any beneficiary. The designation shall be in writing on a form provided by the Employer. Notwithstanding a Participant’s payment election, the Participant’s designated beneficiary (or beneficiaries) shall be paid the Participant’s entire account balance in cash in a single lump sum on the first day of the second month following the month in which the Participant dies, or as soon as administratively feasible (but in no event later than 30 days) thereafter. If a Participant fails to designate a beneficiary, or survives his or her beneficiaries, payment shall be made to the Participant’s estate.

7.6 Tax withholding. Each Participant acknowledges that his or her Plan benefit shall be reduced by any and all federal, state, and local taxes, which the Employer is required to withhold.

ARTICLE VIII: SOURCE OF PAYMENTS

8.1 Benefits and expenses. The Plan shall be unfunded within the meaning of ERISA and the Code. Subject to Section 8.2, benefits and expenses shall be paid solely from the Employer’s general assets. The Employer shall not be required to set aside, earmark, or escrow any funds or other assets to satisfy its obligations under the Plan. No Participant or beneficiary shall have an interest in any specific assets of the Employer, other than the unsecured right to receive benefits under the Plan. In this regard, each Participant acknowledges that the term “contributions” in Articles IV and V refers only to the bookkeeping credits used to track his or her benefits under the Plan.

8.2 Rabbi trust. The Employer may establish a rabbi trust and, in its sole discretion, contribute funds or other assets at such times and in such amounts as it deems appropriate to help satisfy its obligations under the Plan. The trustee of the rabbi trust shall be a bank or other independent financial institution and shall be authorized to invest the trust assets, subject to investment guidelines set by the Administrator and applicable law. The rabbi trust shall be an employer grantor trust under Code Sections 671 through 679, the assets of which are available to pay the claims of the Employer’s creditors in the event of the Employer’s insolvency.

ARTICLE IX: CLAIMS PROCEDURE

9.1 Claims procedure. In general, the payment of Plan benefits shall be automatic and no claim for benefits need be filed. However, a Participant or beneficiary may submit a claim for benefits in writing to the Administrator. If the claim is denied (in whole or in part), the claimant shall receive from the Administrator notice in writing, in a manner calculated to be understood by the claimant, setting forth the specific reasons for the denial, with reference to pertinent Plan provisions. The notice shall be provided within 90 days (or 45 days, in the case of a disability claim) of the date the claim for benefits is received. Any disagreements about the interpretation of the Plan or the claimant’s rights under the Plan may be appealed within 60 days to the Administrator. The Administrator (or a person or persons independent of the Administrator, in the case of a disability claim) shall respond to the appeal within 60 days (or 45 days, in the case of a disability claim) with notice in writing fully disclosing and explaining the decision.

ARTICLE X: MISCELLANEOUS PROVISIONS

10.1 Amendment and termination of Plan. Radian reserves the right to amend, discontinue, or terminate the Plan at any time, or discontinue contributions on behalf of any Participant, by action of its Board of Directors. However, except as provided in Section 6.2, no amendment, discontinuance, or termination shall reduce a Participant’s benefits that are earned and vested prior to the date of the amendment, discontinuance, or termination. The Employer may not accelerate the timing of benefit payments upon Plan termination, except to the extent Code Section 409A permits.

10.2 Non-alienation of benefits. The interests of a Participant or beneficiary under the Plan shall not be subject to the claims of the Participant’s or beneficiary’s creditors and may not be voluntarily or involuntarily sold, transferred, pledged, alienated, assigned, anticipated, or encumbered. Any attempt by a Participant or beneficiary to sell, transfer, pledge, alienate, assign, anticipate, or encumber any right to Plan benefits shall be null and void.

10.3 No employment rights. The Plan does not constitute a contract of employment and participation in the Plan does not give a Participant the right to continue employment with the Employer or limit the Employer’s right to discharge any employee with or without cause.

10.4 Indemnification. In furtherance and not in limitation of Section 2.1, the Employer shall indemnify and hold harmless the Administrator, any delegate thereof, and any employee who may act on behalf of the Employer in the administration of this Plan from and against any liability, loss, cost, or expense (including reasonable attorneys’ fees) incurred at any time as a result of or in connection with any claims, demands, actions, or causes of action of any Participants, any person claiming through or under any of them, or any other person, party, or authority claiming to have an interest in this Plan or standing to act for any persons or groups having an interest in this Plan, for or on account of any of the acts or omissions (or alleged acts or omissions) of the Administrator, any delegate thereof, or any such employee, except to the extent resulting from such person’s willful misconduct.

10.5 Successors. The Plan shall be binding on the Employer and its successors and assigns and on every Participant and beneficiary.

10.6 Severability. In case any provision of the Plan is held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of the Plan and the Plan shall be construed and enforced as if the illegal or invalid provision had never been set forth.

10.7 Controlling law. To the extent not superseded by the laws of the United States, the laws of the Commonwealth of Pennsylvania shall be controlling in all matters relating to the Plan, without regard to that state’s conflict of laws provisions.

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